Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Solid Quarterly Financial and Operating Results; Maintains Quarterly Cash Distribution of $0.4375 Per Unit; Updates Guidance

TULSA, OKLAHOMA, July 26, 2016 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended June 30, 2016 (the “2016 Quarter”).  Net income in the 2016 Quarter was $82.7 million, or $0.82 per basic and diluted limited partner unit (“EPU”), compared to $94.9 million, or $0.76 per basic and diluted limited partner unit, for the quarter ended June 30, 2015 (the “2015 Quarter”).  Total revenues were $439.2 million in the 2016 Quarter compared to $604.7 million in the 2015 Quarter, as coal sales revenues declined due to lower coal sales prices and planned reductions in coal sales and production volumes.  Other sales and operating revenues were also lower following our acquisition of the remaining equity interests in White Oak Resources LLC (“White Oak”) in July 2015 (the “White Oak Acquisition”).  Lower revenues were offset in part by reduced operating expenses and equity in loss of affiliates related to White Oak, which led to EBITDA of $169.6 million for the 2016 Quarter, compared to $182.4 million for the 2015 Quarter.  Compared to the 2015 Quarter, EPU for the 2016 Quarter benefited from reduced incentive distribution rights allocated to our managing general partner partially offset by lower net income.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP’s performance for the 2016 Quarter improved significantly compared to the quarter ended March 31, 2016 (the “Sequential Quarter”).  Led by increased coal sales volumes, ARLP’s revenues rose 6.4% compared to the Sequential Quarter.  Increased revenues combined with lower operating expenses helped drive net income higher by 74.8% and EBITDA up by 24.9%, both compared to the Sequential Quarter.

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) approved a cash distribution to unitholders for the 2016 Quarter of $0.4375 per unit (an annualized rate of $1.75 per unit), payable on August 12, 2016 to all unitholders of record as of the close of trading on August 5, 2016.  The announced distribution is equal to the distribution declared for the Sequential Quarter and compares to the quarterly unitholder distribution of $0.675 per unit for the 2015 Quarter.

“ARLP once again delivered solid results in the 2016 Quarter,” said Joseph W. Craft III, President and Chief Executive Officer.  “Our teams continued to perform well, overcoming continuing challenges facing our industry to deliver strong sequential increases to ARLP’s key operating and

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financial metrics.  Our marketing group successfully drove increased coal sales volumes in the 2016 Quarter and secured additional coal sales agreements to further strengthen our contract portfolio.  Operationally, ongoing efficiency initiatives continued to result in lower operating expenses and capital expenditures.  Our finance group also made progress in its efforts to enhance ARLP’s liquidity by completing a new $33.9 million capital lease transaction.”

Mr. Craft continued, “ARLP’s distributable cash flow for the 2016 Quarter also increased 42.3% compared to the Sequential Quarter while our coverage improved to 2.3x and we continue to anticipate coverage of at least 2.0x for the remainder of the year.  Based on ARLP’s solid year-to-date performance and strong coverage ratio, the Board today elected to maintain our current quarterly unitholder distribution of $0.4375 per unit.”

Consolidated Financial Results

Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015

Coal sales revenues in the 2016 Quarter were $422.5 million as compared to $567.3 million for the 2015 Quarter primarily as a result of lower sales and production volumes due to idling our Onton and Gibson North mines in the 2015 fourth quarter, the planned depletion of reserves at our Elk Creek mine in the Sequential Quarter and reduced production at our River View and MC Mining operations in response to market conditions.  Compared to the 2015 Quarter, these reductions were partially offset by volumes from the Hamilton mine acquired as part of the White Oak Acquisition discussed above.  ARLP’s coal sales revenue was also negatively impacted by lower total average coal sales price realizations in the 2016 Quarter, which decreased 2.0% to $53.05 per ton sold compared to $54.13 per ton sold in the 2015 Quarter.

Other sales and operating revenues were $11.2 million in the 2016 Quarter compared to $29.7 million for the 2015 Quarter due to the absence of coal royalty and surface facilities revenues from White Oak as discussed above, partially offset by the receipt in the 2016 Quarter of customer payments in lieu of shipments in connection with certain Illinois Basin coal sales contracts.

Operating expenses in the 2016 Quarter decreased 34.3% to $246.5 million primarily as a result of the previously discussed reduction of coal production volumes, a favorable production cost mix due to ARLP’s initiatives to shift production to lower-cost operations, reduced selling expenses and a build in coal inventory at various mines.  The lower-cost production mix and higher productivity from our Tunnel Ridge and Gibson South mines contributed to drive Segment Adjusted EBITDA Expense per ton down by 13.5% to $30.93 in the 2016 Quarter compared to $35.77 in the 2015 Quarter.

Equity in loss of affiliates decreased $22.1 million primarily due to the elimination of losses related to our prior position as a non-controlling equity owner in White Oak following the White Oak Acquisition in July 2015.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Total revenues decreased 26.9% to $852.0 million for the six months ended June 30, 2016 (the “2016 Period”) compared to the six months ended June 30, 2015 (the “2015 Period”) due to the previously discussed reduction of coal sales and production volumes at our Onton, Gibson North, Elk Creek and River View mines and the absence of coal royalty and surface facilities revenues from White Oak, offset in part by the addition of coal sales and production volumes from the Hamilton mine following the White Oak Acquisition.

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Operating expenses decreased 29.5% to $499.8 million compared to the 2015 Period, due to the previously discussed reductions to coal production volumes and favorable production cost mix.  Equity in loss of affiliates decreased $31.8 million due to the absence of equity in loss of affiliates from White Oak in the 2016 Period.

The factors discussed above contributed to lower net income for the 2016 Period of $130.0 million, or EPU of $1.18, compared to $201.3 million or EPU of $1.68 in the 2015 Period, and drove EBITDA lower in the 2016 Period to $305.4 million, compared to $374.5 million in the 2015 Period.

Regional Results and Analysis

(in millions, except per ton data)	2016 Second Quarter	2015 Second Quarter	% Change Quarter / Quarter	2016 First Quarter	% Change Sequential

Illinois Basin (1)
Tons sold	5.509	7.739	(28.8)%	5.530	(0.4)%
Coal sales price per ton (2)	$51.78	$51.91	(0.3)%	$51.12	1.3%
Segment Adjusted EBITDA Expense per ton (3)	$27.99	$32.12	(12.9)%	$30.94	(9.5)%
Segment Adjusted EBITDA (3)	$137.7	$150.3	(8.4)%	$112.3	22.6%

Appalachia
Tons sold	2.455	2.742	(10.5)%	1.926	27.5%
Coal sales price per ton (2)	$55.24	$59.22	(6.7)%	$59.89	(7.8)%
Segment Adjusted EBITDA Expense per ton (3)	$36.43	$43.31	(15.9)%	$39.99	(8.9)%
Segment Adjusted EBITDA (3)	$47.1	$45.5	3.5%	$39.4	19.5%

Total (4)
Tons sold	7.964	10.481	(24.0)%	7.456	6.8%
Coal sales price per ton (2)	$53.05	$54.13	(2.0)%	$53.82	(1.4)%
Segment Adjusted EBITDA Expense per ton (3)	$30.93	$35.77	(13.5)%	$33.96	(8.9)%
Segment Adjusted EBITDA (3)	$187.3	$199.9	(6.3)%	$153.0	22.4%

(1)         In the third quarter of 2015, ARLP realigned its segment presentation.  The Illinois Basin segment now includes the consolidated Hamilton mine previously owned by White Oak.  Prior periods have been conformed to include our activities with White Oak in the Illinois Basin segment.

(2)         Sales price per ton is defined as total coal sales divided by total tons sold.

(3)         For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(4)         Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Total tons sold in the 2016 Quarter decreased 24.0% compared to the 2015 Quarter as a result of planned reductions of production volumes in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, coal sales volumes decreased 28.8% compared to the 2015 Quarter reflecting the idling of our Onton and Gibson North mines in the fourth quarter of 2015, the planned depletion of reserves at our Elk Creek mine in the Sequential Quarter and reduced unit shifts at our River View mine, partially offset by additional volumes from the Hamilton mine, which we acquired in July 2015.  In Appalachia, coal sales volumes were 10.5% lower compared to the 2015

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Quarter due to the scale back of production at our MC Mining and Mettiki mines and an inventory build at our Tunnel Ridge mine.  Compared to the Sequential Quarter, increased coal sales volumes from the Tunnel Ridge longwall operation drove sales tons for the 2016 Quarter higher by 27.5% in Appalachia.  Due to weak coal demand and excessive customer stockpiles, ARLP’s coal inventory remains elevated at 4.2 million tons at the end of the 2016 Quarter, compared to 3.8 million tons at the end of the Sequential Quarter.

ARLP’s total coal sales price per ton in the 2016 Quarter decreased compared to both the 2015 and Sequential Quarters reflecting challenging market conditions.  Compared to the 2015 Quarter, reduced Illinois Basin coal sales prices also reflect lower-priced legacy contracts at the Hamilton mine assumed in the White Oak Acquisition.  Sequentially, total coal sales prices per ton declined modestly in the 2016 quarter as lower coal sales price realizations in Appalachia were partially offset by higher prices in the Illinois Basin.

Total Segment Adjusted EBITDA Expense per ton in the 2016 Quarter decreased 13.5% and 8.9% compared to the 2015 and Sequential Quarters, respectively, as a result of reduced expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased 12.9% compared to the 2015 Quarter due to improved productivity and recoveries at our Gibson South mine, increased recoveries at our Warrior mine, the previously discussed favorable production mix and the addition of lower-cost longwall production from the Hamilton mine.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton decreased 9.5% in the Illinois Basin primarily as a result of lower inventory charges at all Illinois Basin mines and improved recoveries at our Gibson South mine.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased compared to both the 2015 and Sequential Quarters primarily due to increased production and sales volumes at our Tunnel Ridge mine resulting from improved recoveries and fewer longwall move days, offset in part by lower recoveries at our MC Mining operation.

Outlook

“Assessing the remainder of 2016, we are beginning to see some positive signs in the domestic thermal coal markets,” said Mr. Craft.  “Rising natural gas prices and hot summer weather have recently resulted in increased coal burn and inventory reductions at many power plants.  Through the end of the year, forecasted weather patterns appear favorable, the forward price curve for natural gas remains positive and additional coal supply reductions are anticipated.  We expect these factors will support coal demand in our Illinois Basin and northern Appalachian markets and increases our confidence in ARLP’s near term outlook.  Looking forward to 2017 and beyond, we expect the coal markets to return to more balanced supply/demand fundamentals, leading to improved pricing for producers. With our strategically-located, low-cost operations, conservative balance sheet and consistently strong performance, ARLP continues to distinguish itself from its competitors.  We remain focused on achieving best-in-class results for our industry and committed to delivering long-term value to our unitholders.”

Based on results to date and expectations for the balance of 2016, ARLP is adjusting its 2016 full-year estimates for coal production to a range of 33.5 to 34.5 million tons and coal sales volumes to a range of 35.0 to 36.0 million tons.  ARLP currently anticipates its 2016 average coal sales price per ton will be 2.5% to 4.5% lower at the midpoint compared to 2015 realizations, a slight improvement over initial 2016 guidance.  Reflecting current sales volume and pricing estimates, ARLP now anticipates 2016 revenues, excluding transportation revenues, in a range of $1.82 to $1.91 billion.

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As a result of its ongoing efforts to reduce operating expenses and shift production to lower-cost operations, ARLP is reducing its estimates for total Segment Adjusted EBITDA Expense per ton, which at the 2016 midpoint is currently anticipated to be 3.5% to 6.0% below 2015 levels.  Based on year-to-date performance as well as updated volume, price and cost expectations, ARLP is increasing its 2016 estimates for net income to a range of $270.0 to $310.0 million and EBITDA to a range of $605.0 to $645.0 million.  (For definitions of Segment Adjusted EBITDA Expense per ton and EBITDA and related reconciliations to the most comparable GAAP financial measures, please see the end of this release.)

ARLP is now essentially fully priced and committed for its estimated 2016 volumes and has also secured coal sales and price commitments for approximately 24.3 million tons, 15.0 million tons and 7.9 million tons in 2017, 2018 and 2019, respectively.

Capital expenditures of $16.9 million during the 2016 Quarter continued to be below our expectations.  As a result, we are again reducing anticipated 2016 total capital expenditures to a range of $100.0 to $110.0 million.  In addition to these capital expenditures, ARLP currently anticipates its current commitment to acquire oil and gas mineral interests will be completed by the end of the year and, as a result, is increasing 2016 estimated investments for this activity to a range of $80.0 to $85.0 million.

A conference call regarding ARLP’s 2016 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 42634095.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 42634095.  International callers should dial (404) 537-3406 and provide the same conference number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gasses, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; we have made investments in oil and gas mineral interests through Cavalier Minerals JV, LLC and the value of those investments and related cash flows may be materially adversely affected by a continuation or worsening of depressed oil and gas prices; our productivity levels and margins earned on our coal sales; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 and ARLP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 10, 2016 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Tons Sold	7,964	10,481	15,420	19,982
Tons Produced	8,363	9,519	17,247	20,021

SALES AND OPERATING REVENUES:
Coal sales	$422,469	$567,288	$823,761	$1,085,027
Transportation revenues	5,482	7,780	12,040	14,928
Other sales and operating revenues	11,199	29,652	16,178	65,181
Total revenues	439,150	604,720	851,979	1,165,136

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	246,499	375,065	499,802	709,427
Transportation expenses	5,482	7,780	12,040	14,928
Outside coal purchases	—	2	—	324
General and administrative	17,663	17,542	34,901	34,388
Depreciation, depletion and amortization	79,145	79,801	160,028	158,069
Total operating expenses	348,789	480,190	706,771	917,136

INCOME FROM OPERATIONS	90,361	124,530	145,208	248,000

Interest expense, net	(7,770)	(8,306)	(15,385)	(16,274)
Interest income	2	605	5	1,136
Equity in loss of affiliates, net	(37)	(22,142)	(64)	(31,828)
Other income	161	177	252	295
INCOME BEFORE INCOME TAXES	82,717	94,864	130,016	201,329

INCOME TAX EXPENSE (BENEFIT)	6	7	(3)	5

NET INCOME	82,711	94,857	130,019	201,324
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	2	7	4	20

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$82,713	$94,864	$130,023	$201,344

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$20,430	$37,541	$40,152	$74,424

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$62,283	$57,323	$89,871	$126,920

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.82	$0.76	$1.18	$1.68

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.4375	$0.6625	$1.1125	$1.3125

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	74,375,025	74,188,784	74,333,070	74,159,756

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,372	$33,431
Trade receivables	151,824	122,875
Other receivables	776	696
Due from affiliates	438	190
Inventories, net	159,868	121,081
Advance royalties, net	4,719	6,820
Prepaid expenses and other assets	16,762	29,812
Total current assets	384,759	314,905

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,001,665	3,044,260
Less accumulated depreciation, depletion and amortization	(1,306,825)	(1,243,985)
Total property, plant and equipment, net	1,694,840	1,800,275

OTHER ASSETS:
Advance royalties, net	32,257	21,295
Equity investments in affiliate	96,670	64,509
Goodwill	136,399	136,399
Other long-term assets	22,931	23,903
Total other assets	288,257	246,106
TOTAL ASSETS	$2,367,856	$2,361,286
LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$58,471	$83,597
Due to affiliates	15	129
Accrued taxes other than income taxes	20,447	15,621
Accrued payroll and related expenses	34,608	37,031
Accrued interest	282	306
Workers’ compensation and pneumoconiosis benefits	8,702	8,688
Current capital lease obligations	27,741	19,764
Other current liabilities	14,613	18,929
Current maturities, long-term debt, net	686,356	238,086
Total current liabilities	851,235	422,151
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	144,932	579,420
Pneumoconiosis benefits	61,960	60,077
Accrued pension benefit	38,615	39,031
Workers’ compensation	49,317	47,486
Asset retirement obligations	124,136	122,434
Long-term capital lease obligations	98,586	80,150
Other liabilities	14,855	21,174
Total long-term liabilities	532,401	949,772
Total liabilities	1,383,636	1,371,923

COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 74,375,025 and 74,188,784 units outstanding, respectively	1,290,542	1,280,218
General Partners’ deficit	(275,902)	(258,883)
Accumulated other comprehensive loss	(34,301)	(34,557)
Total ARLP Partners’ Capital	980,339	986,778
Noncontrolling interest	3,881	2,585
Total Partners’ Capital	984,220	989,363
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,367,856	$2,361,286

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$212,342	$338,880

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(48,602)	(107,758)
Changes in accounts payable and accrued liabilities	(10,894)	(5,797)
Proceeds from sale of property, plant and equipment	749	243
Purchases of equity investments in affiliates	(33,185)	(30,757)
Payments for acquisitions of businesses, net of cash acquired	—	(28,078)
Advances/loans to affiliate	—	(7,300)
Other	960	1,807
Net cash used in investing activities	(90,972)	(177,640)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	32,100	—
Payments under securitization facility	(27,700)	—
Payments on term loan	(56,250)	(12,500)
Borrowings under revolving credit facilities	140,000	363,000
Payments under revolving credit facilities	(75,000)	(110,000)
Payment on long-term debt	—	(205,000)
Proceeds on capital lease transactions	33,881	—
Payments on capital lease obligations	(9,660)	(667)
Contributions to consolidated company from affiliate noncontrolling interest	1,300	1,147
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,336)	(2,719)
Cash contributions by General Partners	47	95
Distributions paid to Partners	(141,811)	(170,597)
Other	—	(5,321)
Net cash used in financing activities	(104,429)	(142,562)

NET CHANGE IN CASH AND CASH EQUIVALENTS	16,941	18,678

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	33,431	24,601

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$50,372	$43,279

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Reconciliation of GAAP “net income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,	Year Ended December 31,
	2016	2015	2016	2015	2016	2016E Midpoint

Net income	$82,711	$94,857	$130,019	$201,324	$47,308	$290,000
Depreciation, depletion and amortization	79,145	79,801	160,028	158,069	80,883	305,500
Interest expense, net	7,814	7,855	15,653	15,504	7,839	29,500
Capitalized interest	(46)	(154)	(273)	(366)	(227)	—
Income tax expense (benefit)	6	7	(3)	5	(9)	—
EBITDA	169,630	182,366	305,424	374,536	135,794	625,000
Equity in loss of affiliates, net	37	22,142	64	31,828	27	1,600
Interest expense, net	(7,814)	(7,855)	(15,653)	(15,504)	(7,839)	(29,500)
Income tax (expense) benefit	(6)	(7)	3	(5)	9	—
Estimated maintenance capital expenditures (1)	(39,724)	(47,214)	(81,923)	(99,304)	(42,199)	(163,994)
Distributable Cash Flow	$122,123	$149,432	$207,915	$291,551	$85,792	$433,106
Distributions paid to partners	$53,062	$86,241	$141,811	$170,597	$88,749	$244,600
Distribution Coverage Ratio	2.30	1.73	1.47	1.71	0.97	1.77

(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2016 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.75 per produced ton compared to the estimated $4.96 per produced ton in 2015.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2016	2015	2016

Operating expense	$246,499	$375,065	$253,303
Outside coal purchases	—	2	—
Other income	(161)	(177)	(91)
Segment Adjusted EBITDA Expense	$246,338	$374,890	$253,212
Divided by tons sold	7,964	10,481	7,456
Segment Adjusted EBITDA Expense per ton	$30.93	$35.77	$33.96

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended June 30,		Three Months Ended March 31,
	2016	2015	2016

EBITDA (See reconciliation to GAAP above)	$169,630	$182,366	$135,794
General and administrative	17,663	17,542	17,238
Segment Adjusted EBITDA	$187,293	$199,908	$153,032
Divided by tons sold	7,964	10,481	7,456
Segment Adjusted EBITDA per ton	$23.52	$19.07	$20.52

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